Exhibit 99.1
SHAREHOLDER LETTER
A message from our Chief Executive Officer

Adjusted earnings per share (diluted) increased 41.4% in 2010, while Economic Profit increased 51.0%1.  Over the last ten years, adjusted earnings per share have grown to $5.70 from $0.57, while Economic Profit has grown to $123.1 million from a loss of $4.8 million2.  We are proud of these accomplishments.  The results produced since the start of the financial crisis are particularly satisfying, as many industry followers predicted a much different outcome for us than the one we achieved.

HISTORY

Credit Acceptance was founded in 1972 by our current Chairman and majority shareholder, Don Foss.  Don learned early in his career that many people who needed a vehicle were unable to acquire one because of their credit standing.  Even more importantly, he realized that most people in this situation were misjudged by traditional lending sources, who assumed that the applicants’ less-than-perfect credit histories made them undeserving of a second chance.  Don started Credit Acceptance to enable these individuals to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance.  Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles
We have gone through several cycles of competition.  From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified.  As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability.  Following our initial public stock offering in 1992, we began to see more companies entering our market, and by 1995 we faced an unprecedented level of competition.  Because we had not experienced high levels of competition previously, we were not prepared to operate successfully in this new environment.  As a result, the loans we originated during this period produced a return less than our cost of capital.  Our competitors fared much worse, however, and by 1997 most had exited our market.  Although the results we produced during this period were unsatisfactory, we learned many valuable lessons that allowed us to navigate the next competitive cycle with much greater success.

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1GAAP net income per share (diluted) in 2010 increased 22.7% to $5.67 from $4.62 in 2009 and GAAP net income in 2010 increased 16.3% to $170.1 million from $146.3 million in 2009.

2GAAP net income per share (diluted) in 2010 increased 894.7% to $5.67 from $0.57 in 2001 and GAAP net income in 2010 increased 588.7% to $170.1 million from $24.7 million in 2001.

That next cycle began in 2003.  The business environment became increasingly difficult as it became easier for competitors to obtain capital for their operations.  The cycle came to a halt toward the end of 2007, with our competitors again reporting higher-than-expected credit losses and disappointing financial results.  Many of our competitors were then forced to either significantly curtail originations or exit the market entirely.

In contrast to the unsatisfactory results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle.  We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently.  In addition, we gave a high priority to ensuring that we originated new loans with a large margin of safety, so that even if the loans did not perform as expected, they would still very likely produce acceptable financial results.  We grew our loan volumes throughout the 2003–2007 period, but always balanced our desire to grow with an insistence on acceptable per loan profitability.  This combination of growth and meaningful improvements in per loan profitability allowed us to grow our adjusted earnings per share to $2.03 in 2007 from $0.70 in 2002 in spite of the increasingly competitive environment3.

When the cycle ended in late 2007, we were able to modify our pricing and write a significant volume of new loans at very high levels of per unit profitability.  Although capital constraints did not allow us to write as much business in 2008–2009 as we would have liked, the improvements in per unit profitability allowed us to significantly improve our financial results in both of those years.

As discussed below, near the end of 2009 and during 2010 we were able to complete a number of financing transactions that put us in position to increase unit volumes by 23.2% in 2010, with per unit profitability near the high end of the historical range.

While the competitive market is very favorable currently, we will again face another cycle of competition.  Based on our experience during the last cycle, we believe that we will continue to be successful when competition returns.

Economic cycles
Economic cycles affect our business as well.  Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the Company experienced two significant increases in the unemployment rate.  The first occurred in 1974–1975 and the second in 1980–1982.  However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

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3We grew GAAP net income per share to $1.76 in 2007 from $0.69 in 2002.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997).  The period from 1991 through April of 2008 was a time of relatively stable unemployment levels.  The only significant increase in unemployment rates occurred in 2001.  But that was a year in which we made major changes to our origination systems and loan programs that unexpectedly made it harder for us to draw clear conclusions from what we observed. As a result, prior to the most recent economic downturn, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio.

One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect.  However, that conclusion was far from certain.  The uncertainty about our loan performance during a period of rapidly rising unemployment was a primary reason that we had decided to price new loans with a large margin of safety and to maintain conservative levels of debt.

The most recent financial crisis began to unfold in late 2007.  Adding to the challenge was the fact that 2007 was also a period of intense competition within our industry.  During 2007, we had to compete for new loan originations with an increasing number of companies that were willing to accept low returns and operate with lenient underwriting standards.  Then the economic downturn worsened.  From April 2008 through October 2009, the national unemployment rate increased from 4.9% to 10.1%.  This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics.  As our financial results for the last three years demonstrate, we passed the test with flying colors.  Our loan performance surpassed even our most optimistic expectations, and we reported record levels of profitability in 2008, 2009 and 2010.

We did experience deterioration in our loan performance, but it was modest.  In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results.  While we do not have as much insight into their experience as we do into our own, we believe that a significant share of the deterioration they recorded was due to poor underwriting rather than the impact of the economic downturn.  Because our competitors generally target low levels of per loan profitability and use debt extensively, any adverse change in loan performance has a much more damaging impact on their results than on ours.

Access to capital
Besides impacting loan performance, the financial crisis made it more difficult to access capital.  The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009.  Nevertheless, we had considerable success in obtaining capital.  In January of 2008, we renewed and expanded our bank line of credit to $133.5 million from $75.0 million.  In addition, we extended the maturity of this facility to June 2010.  In February of 2008, the facility was further expanded to $153.5 million.

Also in February of 2008, we extended the maturity of our $325.0 million warehouse line of credit to February of 2009.  In August of 2008, we extended the maturity again to August of 2009.

In April of 2008, we completed a $150.0 million asset-backed non-recourse secured financing.  In May of 2008, we entered into a $50.0 million warehouse line of credit.

These transactions enabled us to originate $786.4 million of new loans in 2008, an increase of 14.1% from 2007.  We attribute our success in obtaining capital during that difficult period to our continued strong financial performance, our conservative balance sheet and the solid long-term relationships we had established with our lenders.

The capital markets became less accessible as 2008 progressed, however.  As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008.

During 2009, we continued to slow originations based on the capital we had available.  We originated $619.4 million of new loans, 21.2% less than in 2008.  While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

We were able to renew both our bank and warehouse credit lines, however.  The bank line of credit agreement was renewed in June of 2009 at a reduced amount ($140.0 million, down from $153.5 million) and extended through June of 2011.  Our warehouse lines of credit were renewed in August of 2009 for additional one-year periods.  Our $325.0 million warehouse line was renewed at the same amount while our $50.0 million warehouse was increased to $75.0 million.

Without the renewal of these facilities, we would have had to reduce our 2009 originations much more than we did.  And because the loans we originated in both 2008 and 2009 carried higher levels of per unit profitability, we were able to significantly increase our overall profitability in 2009, since the improvement in per unit profitability more than offset the reduction in origination levels.

At the end of 2009 and during 2010, we had considerable success in obtaining capital.  In December of 2009, we completed a $110.5 million asset-backed non-recourse secured financing.  In February of 2010, we completed an offering of $250.0 million of seven-year senior secured notes, and in March of 2010 increased the amount of our bank line of credit to $150.0 million from $140.0 million.  In June of 2010, we extended the maturity of our bank line of credit from June of 2011 to June of 2012, and the maturity of our $325.0 million warehouse line from August of 2010 to June of 2013.  In July of 2010, we increased the bank line of credit to $170.0 million from $150.0 million.  In September of 2010, we extended the maturity of our $75.0 million warehouse line from August of 2011 to September of 2013.  And finally, in November of 2010, we completed a $100.5 million asset-backed non-recourse secured financing.  As a result of our success in obtaining capital, we were able to originate $887.3 million of new loans—a 43.3% increase from 2009—and enter 2011 well positioned to again grow loan volumes.

EARNINGS

The table below summarizes our GAAP-based earnings results for 2001–2010:

	GAAP net income per share	Year-to-year change
2001	$0.57
2002	$0.69	21.1%
2003	$0.57	-17.4%
2004	$1.40	145.6%
2005	$1.85	32.1%
2006	$1.66	-10.3%
2007	$1.76	6.0%
2008	$2.16	22.7%
2009	$4.62	113.9%
2010	$5.67	22.7%

Compound annual growth rate 2001 — 2010		29.1%

GAAP-based net income per share (diluted) increased 22.7% in 2010.  Since 2001, GAAP-based earnings per share have grown at an annual compounded rate of 29.1%.

ADJUSTED EARNINGS

Our 2010 year-end earnings release included two adjustments to our GAAP financial results that are important for shareholders to understand: (1) a floating yield adjustment, and (2) a program fee yield adjustment.

Floating yield adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.

Credit Acceptance is an indirect lender, which means that the loans are originated by an automobile dealer and immediately assigned to us.  We compensate the automobile dealer for the loan through two types of payments.  The first payment is made at the time of origination.  The remaining compensation is paid over time based on the performance of the loan.  The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we will recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer-partner (advance + dealer holdback).  In other words, the finance charge revenue we will recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan.  This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis.  That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage.  Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.

Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows.  The expected cash flows from a loan portfolio are not known with certainty.  Instead, they are estimated.  From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred.  GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period, and to record the $1,000 favorable change as income over the remaining life of the loan.

Shareholders relying on our GAAP financial statements would therefore see earnings which understate our economic performance in the current period, and earnings which overstate our economic performance in future periods.

The floating yield adjustment reverses the distortion caused by GAAP by treating both favorable and unfavorable changes in expected cash flows consistently.  In other words, both types of changes are treated as adjustments to our loan yield over time.

Program fee yield adjustment

The purpose of this adjustment is to make the results for program fee revenue comparable across time periods.  In 2001, the Company had begun charging dealer-partners a monthly program fee for access to the Company’s Internet-based Credit Approval Processing System, also known as CAPS.  In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged.  However, based on feedback from field sales personnel and dealer-partners, the Company concluded that structuring the fee in this way was contributing to increased dealer-partner attrition.  To address the problem, the Company changed its method for collecting these fees.

As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period.  The change reduced per unit profitability, since cash that previously was collected immediately is now collected over time.  In addition, the change required us to modify our GAAP accounting method for program fees.  Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing the fees over the term of the dealer loan.  This revised GAAP treatment is more consistent with the cash economics.  To allow for proper comparisons, the program fee adjustment applies the revised GAAP treatment to all pre-2007 periods.

The following tables show earnings and earnings per share (diluted) for 2001–2010 after the two adjustments:

($ in thousands)
	GAAP net income	Floating yield adjustment	Program fee adjustment 1	Adjusted net income 2	Year-to-year change
2001	$24,671	$1,257	$(1,080)	$24,848
2002	$29,774	$2,818	$(2,151)	$30,441	22.5%
2003	$24,669	$1,384	$(2,068)	$23,985	-21.2%
2004	$57,325	$(58)	$(1,043)	$56,224	134.4%
2005	$72,601	$(2,202)	$(2,112)	$68,287	21.5%
2006	$58,640	$359	$(2,759)	$56,240	-17.6%
2007	$54,916	$3,555	$4,985	$63,456	12.8%
2008	$67,177	$13,079	$2,075	$82,331	29.7%
2009	$146,255	$(19,523)	$796	$127,528	54.9%
2010	$170,077	$483	$304	$170,864	34.0%

Compound annual growth rate 2001 — 2010					23.9%

	GAAP net income per share	Floating yield adjustment per share	Program fee adjustment per share 1	Adjusted net income per share 2	Year-to-year change
2001	$0.57	$0.03	$(0.03)	$0.57
2002	$0.69	$0.06	$(0.05)	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$0.55	-21.4%
2004	$1.40	$-	$(0.03)	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$2.65	30.5%
2009	$4.62	$(0.62)	$0.03	$4.03	52.1%
2010	$5.67	$0.02	$0.01	$5.70	41.4%

Compound annual growth rate 2001 — 2010					29.2%

1The program fee adjustment is immaterial for 2010 and future periods.

2The adjusted net income and adjusted net income per share results and year-to-year changes shown in the tables differ slightly from those published in the Company’s year-end earnings releases.  That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations.  Those additional adjustments have been excluded from the tables for simplicity.

As the second table shows, adjusted net income per share (diluted) increased 41.4% in 2010.  Over the full ten-year period, adjusted net income per share increased at an annual compounded rate of 29.2%.  In most years, including 2010, the two adjustments had a relatively insignificant impact on our results.  However, the program fee adjustment had a significant impact in 2007, while the floating yield adjustment had a significant impact in both 2008 and 2009.  During 2008, we reduced our expectations for loan performance, causing GAAP earnings to be less than adjusted earnings (since GAAP requires decreases in expected cash flows to be recorded as an expense in the current period).  Then, as 2009 progressed, it became clear that we had reduced our expectations by too much in 2008, so in 2009 we reversed a portion of those downgrades.  In addition, the new loans we wrote in 2009 performed better than we expected.  The effect of better-than-expected results was to make GAAP earnings in 2009 considerably higher than adjusted earnings—the opposite of the relationship seen in 2008.  When the two years are combined, the GAAP result is very similar to the adjusted result; however, when 2008 and 2009 are viewed separately, we believe that the adjusted results more accurately reflect our performance in each year.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation.  Besides including the two adjustments discussed above, Economic Profit differs from GAAP-based net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–2010:

($ in thousands)
	Adjusted net income	Imputed cost of equity	Economic Profit
2001	$24,848	$(29,655)	$(4,807)
2002	$30,441	$(35,587)	$(5,146)
2003	$23,985	$(34,698)	$(10,713)
2004	$56,224	$(34,451)	$21,773
2005	$68,287	$(34,478)	$33,809
2006	$56,240	$(29,604)	$26,636
2007	$63,456	$(27,208)	$36,248
2008	$82,331	$(35,767)	$46,564
2009	$127,528	$(46,006)	$81,522
2010	$170,864	$(47,797)	$123,067

Economic Profit (including the floating yield and program fee adjustments) improved 51.0% in 2010, to $123.1 million from $81.5 million in 2009.  At the start of the decade, Economic Profit had been a negative $4.8 million.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital.  The following table summarizes our financial performance in these areas for the last ten years4:

($ in thousands)
	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469,939	7.4%	8.4%	-1.0%
2002	$462,010	7.7%	8.9%	-1.2%
2003	$437,467	6.6%	9.0%	-2.4%
2004	$483,734	13.1%	8.6%	4.5%
2005	$523,438	14.7%	8.3%	6.4%
2006	$548,482	12.9%	8.1%	4.8%
2007	$710,114	12.1%	7.0%	5.1%
2008	$974,976	11.2%	6.4%	4.8%
2009	$998,719	14.9%	6.7%	8.2%
2010	$1,074,210	18.7%	7.2%	11.5%

Compound annual growth rate 2001 — 2010	9.6%

As the table shows, the improvement in Economic Profit in 2004–2005 resulted primarily from increases in the adjusted return on capital.  In 2006—a year in which Economic Profit declined—the adjusted return on capital was again the main driver, but in the opposite direction.  The adjusted return on capital declined as a result of a $7.0 million after-tax charge related to an agreement to settle litigation (growing out of an activity that had occurred ten years prior) and a $4.4 million after-tax gain from discontinued operations recorded in 2005.  In 2007–2008, the improvements in Economic Profit resulted from increases in adjusted average capital invested and decreases in the adjusted cost of capital.  The decreases were due to lower borrowing costs and greater use of debt, which carries a lower average cost than equity capital.  These favorable trends during 2007–2008 were partially offset by lower returns on capital as a result of pricing reductions we made in 2006 and 2007 to respond to a more competitive market environment.

The primary contributor to higher Economic Profit in both 2009 and 2010 was the adjusted return on capital.  The competitive environment had improved considerably in 2008, and it remained favorable in 2009 and 2010.  As a result, we were able to raise our pricing.  Better pricing, along with strong loan performance, was the main factor fueling the higher return on capital in both years.  Also contributing in 2010 were lower expense levels, which increased the return on capital by 77 basis points from 2009.  This continued a trend which had started in 2007 when lower expense levels positively impacted the return on capital by 70 basis points, and then, in 2008 and 2009, by 150 and 25 basis points respectively.  In fact, reduced operating expenses contributed 322 basis points to the 580-basis-point improvement in return on capital between 2006 and 2010.  This is a trend worth watching, as it is likely to continue if we are successful in growing the size of our business in future periods.

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4See Exhibit A for a reconciliation of the above adjusted financial measures to the most relevant GAAP financial measures.

A lower tax rate also positively impacted the 2010 return on capital, increasing it by 79 basis points.  However, the lower tax rate is attributable to a non-recurring adjustment to our tax reserves and, as a result, will not benefit future periods.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance.  The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the advance we pay to the dealer-partner.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan.  The statistical model is called a credit scorecard.  Most consumer finance companies use such a tool to forecast the performance of the loans they originate.  Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term.  We developed our first credit scorecard in 1998, and have revised it several times since then.  An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan.  Our evaluation becomes more accurate as the loans age, as we use actual loan performance data in our forecast.  By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last ten years, our most current forecast of loan performance with our initial forecast:

	December 31, 2010 forecast		Initial forecast	Variance
2001	67.5%		70.4%	-2.9%
2002	70.5%		67.9%	2.6%
2003	73.7%		72.0%	1.7%
2004	73.0%		73.0%	0.0%
2005	73.7%		74.0%	-0.3%
2006	70.2%		71.4%	-1.2%
2007	67.9%		70.7%	-2.8%
2008	69.9%		69.7%	0.2%
2009	78.5%		71.9%	6.6%
2010	75.8%		73.6%	2.2%
Average	72.4	% 1	71.5%	0.9%

1Calculated using a weighted average based on loan origination dollars.

Loans originated in three of the ten years (2001, 2006 and 2007) have yielded actual collection results materially worse than our initial estimates, while originations in four of the years (2002, 2003, 2009 and 2010) have yielded actual results materially better than our initial estimates.  For the other three years (2004, 2005 and 2008), actual results have been very close to our initial estimates.  On average, over the ten-year period, loans have performed 90 basis points better than our initial forecasts.

Loan performance can be explained by a combination of internal and external factors.  Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations.  External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers.  In addition, the level of competition is thought to impact loan performance through something called adverse selection, which we explain below.

The loans that have performed materially worse than our initial estimates were all originated in years (2001, 2006 and 2007) which were followed by increases in the unemployment rate.    In addition, the poorer performing loans were originated during years in which the competitive environment was more difficult, which increased the impact of adverse selection.

In contrast, the loans that have performed better than our estimates were originated in years (2002, 2003, 2009 and 2010) that were all followed by periods in which the unemployment rate either improved or was stable.  Additionally, we had less competition in those four origination years, which reduced the impact of adverse selection.

It should be noted that we have limited information with which to assess the performance of 2010 loans.  While the information we do have is encouraging, a significant portion of the collections we expect have not yet been realized.

Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan.  Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination.  As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example.  Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate.  Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate.  Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.  As the new lender begins to originate loans, our mix of loans will be impacted as follows:  We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated.  Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged.  It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.  Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Predicting loan performance accurately at loan inception is important, and we are satisfied with the results achieved over the last ten years.  We estimate that a 100-basis-point change in the collection rate impacts the return on capital by only 30–50 basis points.  As a result, even the loans we originated in 2001, when actual collection results lagged our forecast by 290 basis points, were still profitable.  That we have been able to avoid originating unprofitable loans over the last ten years, including the years impacted by the financial crisis, is a significant accomplishment.

UNIT VOLUME

The following table summarizes unit volume growth for 2001–2010:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%

Compound annual growth rate 2001 — 2010		9.2%

In 2010, unit volumes grew 23.2%.  Since 2001, unit volumes have grown at an annual compounded rate of 9.2%.

Unit volume is a function of the number of active dealer-partners and the average volume per dealer-partner.  The following table summarizes the trend in each of these variables from 2001 to 2010:

	Active dealer-partners	Year-to-year change	Volume per dealer-partner	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%

As the table shows, the gain in unit volumes over the ten-year period has resulted from an increase in the number of active dealer-partners partially offset by a reduction in volume per dealer-partner.

Active dealer-partners grew from 1,180 in 2001 to 3,206 in 2010.  The number declined significantly in 2002 as a result of capital constraints which required us to eliminate dealer-partners from our program.  Then, after rising in 2003–2008, the number of active dealer-partners declined in 2009, again because of capital constraints.  Although we didn’t eliminate dealer-partners from our program, we reduced advance rates, which caused a greater-than-average number of dealer-partners to become inactive.  When we reduce advance rates, dealer-partners find it more difficult to originate new loans.  The number of active dealer-partners increased in 2010, but the increase was only 1.2%.

Volume per dealer-partner increased from 52.5 loans in 2001 to 64.7 loans in 2003.  Because the dealer-partners we eliminated in 2002 due to capital constraints were generally lower volume participants, average volume per dealer-partner increased in both 2002 and 2003. The declines in volume per dealer-partner that occurred in 2004–2007 reflect our decision to maintain underwriting standards and a margin of safety in our pricing as the competitive environment became more difficult.  The declines in 2008 and 2009 reflect our decision to reduce advance rates in response to capital constraints associated with the financial crisis.  Volume per dealer-partner increased 22.0% in 2010, when we reversed a portion of those advance reductions.

While any business would prefer to see a trend of increasing volume from their customers, in this case shareholders should take comfort in the declining trend we have experienced.  The track record of companies in our industry that make unit volume their highest priority is not one of success.  Had we elected to pursue a strategy of increasing volume per dealer-partner at the expense of per unit profitability, we are confident shareholders would not be in as strong a position as they are today.

While we were pleased to be able to grow unit volumes by 23.2% in 2010, we recognize that this growth was almost exclusively due to increased volume per dealer-partner generated by increased advances.  We also recognize that growth from advance increases is not sustainable over the long term.  If we are to continue to grow the size of our business, we will need to be successful in raising the number of active dealer-partners.  In this regard, 2010 was unimpressive, but we did see a positive trend develop during the year.  The following table shows the growth rate in active dealer-partners over the last eight quarters:

Change in active dealer-partners from prior-year same quarter
Q1 2009	0.6%
Q2 2009	0.6%
Q3 2009	-1.3%
Q4 2009	1.7%
Q1 2010	1.8%
Q2 2010	2.6%
Q3 2010	7.9%
Q4 2010	17.3%

The market we target is large, with approximately 55,000 independent and franchised automobile dealers.  We expanded our sales force in 2010 (to 135 from 114) and intend to expand it further in 2011.  Finally, we are well positioned with capital to avoid slowing growth due to capital constraints, which has been the primary obstacle for us historically in growing our loan portfolio.  For these reasons, we are optimistic that we can continue the positive trend established during the later part of 2010.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash.  Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We use excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows).  As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons.  First, repurchasing shares below intrinsic value increases the value of the remaining shares.  Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings.  A dividend does not allow shareholders to defer taxes in this manner.  Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share.  (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.)  A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 26.3 million shares at a total cost of $724.2 million.

Although our first priority is to ensure we have enough capital to fund new loan originations, to the extent we have excess capital we will continue to return capital to shareholders as we have in the past.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.

Our core product has remained essentially unchanged for 39 years.  We provide auto loans to consumers regardless of their credit history.  Our customers consist of individuals who have typically been turned away by other lenders.  Traditional lenders have many reasons for declining a loan.  We have always believed that individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it.  As a result of this belief, we have changed the lives of thousands of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful.  There are others, and many have taken years to develop.  The following summarizes the key elements of our success today:

•
We have developed the ability to offer guaranteed credit approval while maintaining an appropriate return on capital.  It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•
We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market.  There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results.  Approximately 50% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•
We have learned how to develop relationships with dealer-partners that are profitable.  Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards.  In our segment of the market, the dealer-partner has significant influence over loan performance.  Learning how to create relationships with dealer-partners who share our passion for changing lives has been one of our most important accomplishments.

•
We have developed a much more complete program for helping dealer-partners serve this segment of the market.  Over the years, many dealer-partners have been overwhelmed by the work required to be successful in our program.  Many dealer-partners have quit, telling us the additional profits generated from our program were not worth the effort.  We have continually worked to provide solutions for the many obstacles that our dealer-partners encounter.  It is impossible to quantify the impact of these initiatives on our loan volume because of the changing external environment.  However, anecdotal evidence suggests our efforts have been worthwhile.  Continuing to make our program easier for dealer-partners will likely produce additional benefits in the future.

•
We have developed a strong management team.  Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business.  Our senior management team, consisting of 22 individuals, averages over 11 years of experience with our company.  While we have added talent to our team selectively over the past few years, the experience of our core team is a key advantage.  Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•
We have strengthened our focus on our core business.  At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities.  Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•
We have developed a unique system, CAPS, for originating auto loans.  Traditional indirect lending is inefficient.  Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process.  We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week.  In addition, our CAPS system makes our program easier for dealer-partners to use, and allows us to deploy much more precise risk-adjusted pricing.

•
We have developed a high-quality field sales force.  Our sales team provides real value to our dealer-partners.  Team members act as consultants as we teach dealer-partners how to successfully serve our market segment.

•
We have developed the ability to execute our loan origination process consistently over time.  Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealer-partners, and ensuring the loans we originate meet our standards.  We measure both loan compliance and dealer-partner satisfaction on a monthly basis to assess our performance, and use these measures to make adjustments when necessary.

•
We are well positioned from a capital perspective.  As of March 17, 2011, we have $266.8 million in unused and available credit lines.  In addition, we have been successful at lengthening the term of our debt facilities, with no facilities expiring until June of 2012.  Even with the most recent share repurchase, our capital structure remains conservative.  And our lending relationships, which we have developed over a long period of time, remain strong.  We believe our lenders were impressed with our performance during the financial crisis, and their confidence in our company was enhanced as a result.  Our goal is to maintain a consistent presence in the market in good times and bad, and we believe our access to capital will be a competitive advantage in that effort.

•
We devote a large portion of our time to something we call organizational health.  Organizational health is about putting our team members in position to do their best work.  For that, we focus consistently on ten elements of operational effectiveness, including setting clear expectations, communicating fully, managing performance, providing training, maintaining effective incentive compensation plans, and providing the technology and processes required for operational excellence.

A FINAL NOTE

We start with a customer that other companies avoid, and give that customer the chance to obtain a vehicle, establish a positive credit history, and move his or her life in a positive direction.  We are proud of what we have been able to accomplish for our customers and for our shareholders, and grateful for the efforts of our many talented and hard-working team members, who deserve the credit for our success.

Brett A. Roberts
Chief Executive Officer

________________________________________________________________________________________________________________________
We make forward-looking statements in this letter and may make such statements in future filings with the Securities and Exchange Commission.  We may also make forward-looking statements in our press releases or other public or shareholder communications.  Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations.  When we use any of the words "may," "will," "should," "believe," "expect," "anticipate," "assume," "forecast," "estimate," "intend," "plan," “target” or similar expressions, we are making forward-looking statements.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  These forward-looking statements represent our outlook only as of the date of this report.  While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth under Item 1A of this Form 10-K, which is incorporated herein by reference, elsewhere in this report and the risks and uncertainties discussed in our other reports filed or furnished from time to time with the SEC.

EXHIBIT A
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in thousands)
	GAAP net income	Floating yield adjustment	Program fee adjustment	Adjusted net income 1	Imputed cost of equity	Economic Profit
2001	$24,671	$1,257	$(1,080)	$24,848	$(29,655)	$(4,807)
2002	$29,774	$2,818	$(2,151)	$30,441	$(35,587)	$(5,146)
2003	$24,669	$1,384	$(2,068)	$23,985	$(34,698)	$(10,713)
2004	$57,325	$(58)	$(1,043)	$56,224	$(34,451)	$21,773
2005	$72,601	$(2,202)	$(2,112)	$68,287	$(34,478)	$33,809
2006	$58,640	$359	$(2,759)	$56,240	$(29,604)	$26,636
2007	$54,916	$3,555	$4,985	$63,456	$(27,208)	$36,248
2008	$67,177	$13,079	$2,075	$82,331	$(35,767)	$46,564
2009	$146,255	$(19,523)	$796	$127,528	$(46,006)	$81,522
2010	$170,077	$483	$304	$170,864	$(47,797)	$123,067

1The adjusted net income results differ slightly from those published in the Company’s year-end earnings releases.  That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations.  Those additional adjustments have been excluded from this table for simplicity.

($ in thousands)
	GAAP average capital invested 2	Floating yield adjustment	Program fee adjustment	Adjusted average capital invested
2001	$466,802	$3,451	$(314)	$469,939
2002	$457,641	$5,792	$(1,423)	$462,010
2003	$431,973	$7,933	$(2,439)	$437,467
2004	$478,345	$8,730	$(3,341)	$483,734
2005	$520,376	$7,574	$(4,512)	$523,438
2006	$550,017	$5,510	$(7,045)	$548,482
2007	$707,755	$8,198	$(5,839)	$710,114
2008	$963,569	$13,762	$(2,355)	$974,976
2009	$986,523	$13,150	$(954)	$998,719
2010	$1,069,518	$5,154	$(462)	$1,074,210

2Average capital invested is defined as average debt plus average shareholders’ equity.

	GAAP return on capital 3	Floating yield adjustment	Program fee adjustment	Adjusted return on capital
2001	7.4%	0.2%	-0.2%	7.4%
2002	7.7%	0.5%	-0.4%	7.7%
2003	6.8%	0.2%	-0.4%	6.6%
2004	13.5%	-0.3%	-0.1%	13.1%
2005	15.6%	-0.6%	-0.3%	14.7%
2006	13.3%	-0.1%	-0.3%	12.9%
2007	11.0%	0.4%	0.8%	12.1%
2008	9.8%	1.2%	0.2%	11.2%
2009	16.9%	-2.2%	0.1%	14.9%
2010	18.7%	0.0%	0.0%	18.7%

3 Return on capital is defined as net income plus interest expense after-tax divided by average capital.

	GAAP weighted average cost of capital 4	Floating yield adjustment	Program fee adjustment	Adjusted weighted average cost of capital 5
2001	8.4%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	6.7%
2010	7.2%	0.0%	0.0%	7.2%

4The weighted average cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)].

5The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt.  The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

NOTE: Amounts may not recalculate due to rounding.